RESIGNATION AGREEMENT

      This Agreement (the "Agreement") is entered into as of the 22nd day of September 2000 by and between Dispatch Management Services Corp., a Delaware corporation, and its affiliates ("DMS" or the "Company") and H. Steve Swink ("Mr. Swink").

      Whereas, DMS and Mr. Swink entered into an employment agreement dated February 1, 1999, as amended on March 30, 1999 (the "Employment Agreement");

      Whereas, DMS and Mr. Swink have agreed to terminate the Employment Agreement effective September 22, 2000 according to the terms of this Agreement; and

      Whereas, Mr. Swink has tendered his resignation from his positions as both a director and Chief Executive Officer of DMS;

      Now, therefore, in consideration of the premises and the mutual promises set forth in this Agreement, the parties agree as follows:

      1. Compensation Through to end of Employment Contract Period

            (a) Cash Compensation: From this date through January 31, 2001 (the "Employment Period"), DMS shall continue to pay to Mr. Swink, for services as, and subject to performance as, an employee upon request of DMS or any of its representatives, an annualized salary at a rate of $300,000.00 per year. Such payments shall be made in equal bi-weekly installments, or such other installments as may be mutually agreed upon between the parties, subject to deduction and withholding for taxes, employee benefits and/or as otherwise required by law or provided by agreement of the parties.

            (b) Benefits: During the Employment Period, DMS shall continue to provide Mr. Swink with all health, insurance and other employee benefits customarily provided to employees of the company.

      2. Stock Options:

      Upon termination of the Employment Period, Mr. Swink's stock options shall become exercisable as follows:

            (a) The stock options exercisable for 250,000 shares of the Company's common stock granted pursuant to Mr. Swink's employment agreement, which have vested, shall remain exercisable through February 22, 2009, as is consistent with the terms of Mr. Swink's employment agreement. Mr. Swink's Stock Option Agreements dated February 22, 1999 shall be appropriately revised to be consistent with the intent of the parties to Mr. Swink's employment agreement.

            (b) All other stock options exercisable for shares of the Company's common stock granted to Mr. Swink shall vest and become exercisable pursuant to the terms of their respective Stock Option Agreements.

      3. Future Advisory Work.

From February 1, 2001 through September 31, 2001 (the "Advisory Period"), Mr. Swink shall fully cooperate with representatives of DMS and shall make himself reasonably available to answer questions and perform certain advisory services. At the request of DMS, Mr. Swink shall make himself available, at mutually agreeable times and in a mutually agreeable manner, to assist with questions concerning historical information relating to the Company. DMS agrees to pay Mr. Swink consulting fees in an annualized amount equal to $300,000.00 per year, payable in equal bi-weekly installments through the end of the Advisory Period subject to Mr. Swink's performance of such advisory services.

      4. Resignation

DMS acknowledges that Mr. Swink has tendered his resignation from his positions as both a member of the board of directors and as Chief Executive Officer of DMS effective September 22, 2000.

      5. Mutual General Releases

Mr. Swink hereby releases, acquits, and forever discharges any and all claims and demands of whatever kind or character, indirect or direct, that he may have or assert against DMS and/or its directors, officers, employees or agents. This general release includes, but is not limited to, any claim or demand based on any State, Federal or local statutory or common law that applies or is asserted to apply directly or indirectly to any relationship which Mr. Swink may have had with DMS, including, without limitation, claims arising out of any, or related to any claims for, breach of contract, wrongful discharge, unlawful discrimination, violation of the public policy of the United States or the State of New York, violations of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act, the Fair Labor Law, the New York Executive Law, as amended, including the New York Human Rights Law and the New York Labor Law, or any other State or Federal Statute arising out of his relationship, or the termination of his relationship with DMS, but expressly excluding claims directly arising out of or related to a breach of the obligations of DMS under this Agreement.

DMS and its directors and officers hereby release, acquit and discharge any and all claims and demands of whatever kind or character, whether direct or indirect, that it may have or assert against Mr. Swink. This general release expressly excludes claims directly arising or related to a breach of the obligations of Mr. Swink under this Agreement.

      6. Confidentiality of this Agreement


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

In consideration of the obligations of DMS under this Agreement, Mr. Swink agrees that the terms of this Agreement shall be and remain confidential, and shall not be disclosed by him to any party other than family members, attorneys or accountants (provided that such persons agree to keep such information confidential), and except as may be required by law.

      7. Non-disparagement

Mr. Swink agrees to refrain from making disparaging, negative or other similar remarks concerning DMS, its directors, officers, employees, agents or other related persons to any third party, except to the extent that Mr. Swink is required to make such remarks (a) by applicable law or regulation or judicial or regulatory process or (b) in or in connection with any pending or threatened litigation relating to this Agreement or any transaction contemplated hereby or thereby. In view of the difficulty of determining the amount of damages that may result to DMS from the breach of the provision of this Section 6, it is the intent of the parties hereto that, in addition to monetary damages, DMS shall have the right to prevent any such breach in equity or otherwise, including, without limitation, prevention by means of injunctive relief, and to withhold payment of any compensation or fees required by Sections 1 or 2 hereof in the event of any such breach.

      8. Governing Law

This Agreement shall be interpreted and applied under the laws of the State of New York.

      9. Notices

Any notice or communication required or permitted hereunder shall be in writing and either delivered personally or telecopied or sent by overnight courier, or by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally or by courier or telecopied, or, if mailed, three business days after the date of mailing to the following respective address or telecopy number, or to such other address or addresses as such person may subsequently designate by written notice given hereunder:

if to DMS, to:
Mr. Bruce Morgan
President
Dispatch Management Services Corp.
1981 Marcus Avenue, C131
Lake Success, New York 11042

if to Mr. Swink to:
Mr. H. Steve Swink
[        ]


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

      10. Entire Agreement

This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereto. This Agreement may only be amended, modified or supplemented by a written agreement signed by all parties hereto.

      11. Severability

If any term or other provision of the Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

      12. Waiver

No waiver by any party to this Agreement of any breach or default shall be effective unless the same shall be in writing and signed. No waiver by any party of any breach or default of any term or provisions of this Agreement shall be construed to constitute a waiver of, or consent to, the present or future breach or default of that or any other term or provision hereof.

      13. Successors and Assigns

This Agreement shall be binding upon the successors and assigns of the parties hereto.

      14. Costs of Enforcement

In the event it becomes necessary for a party to take legal action to enforce its rights under this Agreement, the party prevailing in such action shall be entitled to an award including the costs and expenses (including reasonable attorneys' fees) incurred in connection with such action.

      15. Arbitration of Disputes

Any disputes or litigation arising out of or related to this Agreement shall be resolved pursuant to the arbitration laws of the state of Delaware.


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

      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by or on behalf of each of the parties hereto as of the date first above written.

DISPATCH MANAGEMENT SERVICES CORP.,
A Delaware Corporation


By:
    ------------------------------------
    Bruce Morgan, President


    ------------------------------------
    H. Steve Swink


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